Exhibit 10.1

[***] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of November 13, 2019 (the “Effective Date”), among (a) SILICON VALLEY BANK, a California corporation, in its capacity as administrative agent and collateral agent (“Agent”), (b) SILICON VALLEY BANK, a California corporation, as a lender (“SVB”), (c) HERCULES CAPITAL, INC., a Maryland corporation (“Hercules”), as a lender (SVB and Hercules and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”), and (d) EIDOS THERAPEUTICS, INC., a Delaware corporation (“Borrower”), provides the terms on which Agent and the Lenders shall lend to Borrower, and Borrower shall repay Agent and the Lenders. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Notwithstanding the foregoing, all financial covenant (if any) and other financial calculations shall be computed with respect to Borrower only, and not on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay to Agent, for the ratable benefit of each Lender, the outstanding principal amount of all Credit Extensions advanced to Borrower by such Lender and accrued and unpaid interest thereon, together with any fees as and when due in accordance with this Agreement.

2.2 Term Loan Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Borrower shall request on the Effective Date and the Lenders, severally and not jointly, shall make one (1) term loan advance to Borrower on or about the Effective Date in an original principal amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00) according to each Lender’s Term Loan A Commitment as set forth on Schedule 1 hereto (the “Term Loan A Advance”). Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Term Loan B Draw Period, the Lenders, severally and not jointly, shall make term loan advances available to Borrower in an aggregate original principal amount of up to Twenty Two Million Five Hundred Thousand Dollars ($22,500,000.00) according to each Lender’s Term Loan B Commitment as set forth on Schedule 1 hereto (each such advance is referred to herein as a “Term Loan B Advance” and, collectively, as the “Term Loan B Advances”). Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Term Loan C Draw Period, the Lenders, severally and not jointly, shall make term loan advances available to Borrower in an aggregate original principal amount of up to Fifteen Million Dollars ($15,000,000.00) (each such advance is referred to herein as a “Term Loan C Advance” and, collectively, as the “Term Loan C Advances”). Each Term Loan B Advance and each Term Loan C Advance must be in an amount equal to at least Five Million Dollars ($5,000,000.00). The Term Loan A Advance, each Term Loan B Advance and each Term Loan C Advance are hereinafter referred to singly as a “Term Loan Advance” and collectively as the “Term Loan Advances”. After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.

(b) Interest Payments. With respect to each Term Loan Advance, commencing on the first (1st) Payment Date following the Funding Date of such Term Loan Advance and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest to Agent, for the account of the Lenders, in arrears, on the principal amount of each Term Loan Advance, at the rate set forth in Section 2.3(a).

(c) Repayment of the Term Loan Advances. Commencing on the Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay the aggregate outstanding amount of the Term Loan Advances to Agent, for the account of the Lenders, in (i) equal monthly installments of principal over the number of months for the period commencing on the Amortization Date and ending on the Term Loan Maturity Date, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.3(a). All outstanding principal and accrued and unpaid interest with respect to the Term Loan Advances, and all other outstanding Obligations under the Term Loan Advances, are due and payable in full on the Term Loan Maturity Date.

(d) Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advances advanced by the Lenders under this Agreement, provided Borrower (i) delivers written notice to Agent of its election to prepay the Term Loan Advances at least five (5) Business Days prior to such prepayment, and (ii) pays to Agent, for the account of the Lenders in accordance with its respective Pro Rata Share, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (B) the Prepayment Fee, (C) the Final Payment and (D) all other sums, if any, that shall have become due and payable under the Loan Documents with respect to the Term Loan Advances, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

(e) Mandatory Prepayment Upon an Acceleration. If the Term Loan Advances are accelerated by Agent, following the occurrence and during the continuation of an Event of Default, Borrower shall immediately pay to Agent, for the account of the Lenders in accordance with its respective Pro Rata Share, an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (ii) the Prepayment Fee, (iii) the Final Payment and (iv) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advances, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under each Term Loan Advance shall accrue interest at a floating per annum rate equal to the greater of (i) eight and one-half of one percent (8.50%) and (ii) three and one-quarter of one percent (3.25%) above the Prime Rate, which interest, in each case, shall be payable monthly in accordance with Section 2.3(d) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless the Lenders otherwise elect from time to time in their sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lenders’ Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Payment; Interest Computation. Interest is payable monthly in arrears on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 1:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4 Fees. Borrower shall pay to Agent:

(a) Commitment Fee. On the Effective Date, a fully earned, non-refundable commitment fee of Two Hundred Seventy-Five Thousand Dollars ($275,000.00);

(b) Final Payment. The Final Payment, when due hereunder, to be shared between the Lenders pursuant to their respective Term Loan Commitment Percentages;

(c) Prepayment Fee. The Prepayment Fee, when due hereunder, to be shared between the Lenders pursuant to their respective Term Loan Commitment Percentages;

(d) Success Fee. A success fee, to be shared between the Lenders pursuant to their respective Term Loan Commitment Percentages, in an amount equal to the applicable Success Fee Amount (the “Success Fee”) shall be fully-earned upon the earliest to occur of (i) the consummation by Borrower of a Company Sale (other than the acquisition of Borrower by BridgeBio) or (ii) the first approval by the Food and Drug Administration to market any of Borrower’s product candidates, and shall be payable no later than thirty (30) days following the occurrence of the earlier of (i) or (ii). The terms of this Section 2.4(d) shall survive the termination of this Agreement and shall remain in full force and effect until (a) the date that is ten (10) years from the Effective Date if the Success Fee is not earned on or prior to such date or (b) in the event that the Success Fee is earned on or prior to the date that is ten (10) years from the Effective Date, the date on which the Success Fee is paid in full;

(e) Good Faith Deposit. Borrower has paid to Agent a deposit of Fifty Thousand Dollars ($50,000.00) (the “Good Faith Deposit”), to initiate the Lenders’ due diligence review process. The Good Faith Deposit shall be utilized to pay Lenders’ Expenses; and

(f) Lenders’ Expenses. All Lenders’ Expenses (including reasonable documented attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Agent).

Unless otherwise provided in this Agreement or in a separate writing by Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent or any Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of any Lender’s obligation to make loans and advances hereunder. Agent may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(e). Agent shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5 Payments; Pro Rata Treatment; Application of Payments; Debit of Accounts.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made to Agent for the account of Lenders, in immediately available funds in Dollars, without setoff or counterclaim, before 1:00 p.m. Eastern time on the date when due. Agent shall distribute such payments to Lenders in like funds as set forth in Section 2.6. Payments of principal and/or interest received after 1:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Each borrowing by Borrower from Lenders hereunder shall be made according to the respective Term Loan Commitment Percentages of the relevant Lenders.

(c) Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal or interest on the Term Loan Advances shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amount of the Term Loan Advances. The amount of each principal prepayment of the Term Loan Advances shall be applied to reduce the then remaining installments of the Term Loan Advances based upon each Pro Rata Share of Term Loan Advances.

(d) Agent has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Agent or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(e) Agent may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Agent or any Lender when due. These debits shall not constitute a set-off.

(f) Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to Lenders their respective Pro Rata Share of a corresponding payment amount. If such payment is not made to Agent by Borrower within three (3) Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.

2.6 Settlement Procedures. If Agent receives any payment for the account of Lenders on or prior to 1:00 p.m. (Eastern time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 1:00 p.m. (Eastern time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

2.7 Withholding. Payments received by Agent from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Agent, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Agent receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.7 shall survive the termination of this Agreement.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make the initial Credit Extension hereunder is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent and the Lenders, such documents, and completion of such other matters, as Agent may have reasonably requested, including, without limitation:

(a) duly executed signatures to the Loan Documents;

(b) duly executed signatures to the Control Agreement with respect to Borrower’s account with SVB Asset Management;

(c) the Operating Documents and a long-form good standing certificate of Borrower certified by the Secretary of State of Delaware, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) a secretary’s corporate borrowing certificate of Borrower with respect to Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(e) duly executed signatures to the completed Borrowing Resolutions for Borrower;

(f) certified copies, dated as of a recent date, of financing statement searches, as Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g) the Perfection Certificate of Borrower, together with the duly executed signatures thereto;

(h) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed signature thereto;

(i) evidence on Acord 25 and Acord 28 certificates satisfactory to Agent that the insurance policies required by Section 6.5 hereof are in full force and effect; and

(j) payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Each Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt by the Lenders of (i) an executed Disbursement Letter; and (ii) an executed Payment/Advance Form and any materials and documents required by Section 3.4;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Disbursement Letter (and the Payment/Advance Form) and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement are true, accurate, and complete in all material respects as of such date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) Agent and each Lender determine to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, nor any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Agent and the Lenders.

3.3 Covenant to Deliver. Borrower agrees to deliver to Agent and each Lender each item required to be delivered to Agent and each Lender under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent and each Lender of any such item shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in each Lender’s sole discretion.

3.4 Procedures for Borrowing.

(a) Term Loan Advances. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Agent (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 1:00 p.m. Eastern time at least five (5) Business Days before the proposed Funding Date of such Credit Extension. Together with any such electronic or facsimile notification, Borrower shall deliver to Agent by electronic mail or facsimile a completed Disbursement Letter (and Payment/Advance Form) executed by an Authorized Signer. Agent may rely on any telephone notice given by a person whom Agent reasonably believes is an Authorized Signer. On the Funding Date, Agent shall credit the Credit Extensions to the Designated Deposit Account. Agent may make Credit Extensions under this Agreement based on instructions from an Authorized Signer or without instructions if the Credit Extensions are necessary to meet Obligations which have become due.

(b) Funding. In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Unless Agent shall have been notified in writing by any Lender prior to the date of any Credit Extension, that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to Agent by the required time on the Funding Date therefor, such Lender shall pay to Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Agent. If such Lender’s share of such Credit Extension is not made available to Agent by such Lender within five (5) Business Days after such Funding Date, Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Term Loan Advances, on demand, from Borrower.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. For clarity, any reference to “Agent’s Lien” or any granting of collateral to Agent in this Agreement or any Loan Document means the Lien granted to Agent for the ratable benefit of the Lenders.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with SVB. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes SVB thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and SVB to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien in this Agreement), and by any and all other security agreements, mortgages, or other collateral granted to Agent by Borrower as security for the Obligations, now or in the future.

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Agent shall terminate the security interest granted herein upon Borrower providing to SVB cash collateral acceptable to SVB in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to SVB cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interests granted herein are and shall at all times continue to be first priority perfected security interests in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Agent, on behalf of the Lenders, to file financing statements and other similar forms, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, by Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code. Such financing statements and other similar forms may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly organized, validly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property and other assets or business which it is engaged in requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Agent and each Lender a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Agent and each Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized or incorporated in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(b)), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under this Agreement and the other Loan Documents, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than SVB or SVB’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Agent and each Lender in connection herewith and which Borrower has taken such actions as are necessary to give Agent, for the ratable benefit of the Lenders, a perfected security interest therein, pursuant to the terms of Section 6.6(b). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral (other than mobile equipment such as laptop computers in the possession of Borrower’s employees or agents) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000.00).

5.4 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent and the Lenders fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent or either Lender.

5.5 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Ten Thousand Dollars ($10,000.00).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Agent in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Ten Thousand Dollars ($10,000.00). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, to finance share repurchases and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender in connection with the Loan Documents or the transactions contemplated thereby, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances in which they were made (it being recognized by Agent and each Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and (except as permitted by Section 7.3) all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent, for the ratable benefit of the Lenders, in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.

6.2 Financial Statements, Reports, Certificates. Provide Agent and each Lender with the following:

(a) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such quarter certified by a Responsible Officer consistent with such quarterly financial statements submitted to the SEC (the “Quarterly Financial Statements”); provided, however, Borrower shall deliver the Quarterly Financial Statements for the last fiscal quarter of each fiscal year of Borrower within ninety (90) days after the end of such fiscal quarter;

(b) Compliance Certificate. Within thirty (30) days after the last day of each month or forty-five (45) days after the end of each fiscal quarter of Borrower, as applicable, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that, as of the end of such month, Borrower was in compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent or the Lenders may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(c) Annual Operating Budget and Financial Projections. As soon as available, at least annually, and in any event no later than the earlier to occur of (i) sixty (60) days after the end of each fiscal year of Borrower and (ii) ten (10) days after approval by the Board, and contemporaneously with any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by quarter), and (B) annual financial projections (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections, in each case in a form acceptable to Agent and each of the Lenders;

(d) 10-K. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower, company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such year certified by a Responsible Officer consistent with such annual financial statements submitted to the SEC;

(e) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(f) SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Agent and the Lenders in writing (which may be by electronic mail) of the posting of any such documents;

(g) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000.00) or more;

(h) Beneficial Ownership Information. Prompt written notice of any changes to the beneficial ownership information set out in Section 13 of the Perfection Certificate. Borrower understands and acknowledges that each Lender relies on such true, accurate and up-to-date beneficial ownership information to meet such Lender’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers; and

(i) Other Financial Information. Other financial information reasonably requested by Agent or any Lender.

6.3 Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.4 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Agent and the Lenders of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000.00).

6.5 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Agent. All property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee. All liability policies shall show, or have endorsements showing, Agent as an additional insured. Agent shall be named as the sole lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy are, at Agent’s option, payable to Agent for the ratable benefit of the Lenders on account of the Obligations. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000.00) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which Agent, for the ratable benefit of the Lenders, has been granted a first priority security interest (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien in this Agreement), and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of the Lenders, be payable to the Lenders on account of the Obligations.

(c) At Agent’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6 Operating Accounts.

(a) Maintain all of its and all of its Subsidiaries’ operating, depository and securities/investment accounts with SVB and SVB’s Affiliates. In addition to the foregoing, Borrower shall conduct all of its other banking services, including, without limitation, letter of credit and business credit card banking, with SVB and SVB’s Affiliates. Any Guarantor shall maintain all operating, depository, and securities/investment accounts with SVB and SVB’s Affiliates.

(b) In addition to and without limiting the restrictions in (a), Borrower shall provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than SVB or SVB’s Affiliates. For each Collateral Account that Borrower at any time maintains. Borrower shall cause the applicable bank or financial institution (other than SVB) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of the Lenders. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent and the Lenders by Borrower as such.

6.7 Financial Covenant – Minimum Cash. Maintain at all times following the Funding Date (if any) of the first Term Loan C Advance, to be tested as of the last day of each month, unrestricted and unencumbered cash of at least Fifteen Million Dollars. Notwithstanding the foregoing, the financial covenant set forth in this Section 6.7 shall not be tested (a) for any month during which Borrower’s Average Market Capitalization is at least One Billion Two Hundred Fifty Million Dollars ($1,250,000,000.00) or (b) following the date on which Borrower receives approval from the Food and Drug Administration to market and sell its AG10 drug candidate.

6.8 Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of the Intellectual Property that is material to Borrower’s business; (ii) promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b) Provide written notice to Agent within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s and the Lenders’ rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent or any Lender, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent and/or the Lenders may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent and/or any Lender with respect to any Collateral or relating to Borrower.

6.10 Further Assurances. Execute any further instruments and take further action as Agent and the Lenders reasonably request to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Agent and the Lenders, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.11 Post-Closing Requirements. Deliver to Agent, each in form and substance satisfactory to Agent and the Lenders, (a) on later than November 22, 2019, a certificate of good standing/foreign qualification certified by the Secretary of State of California and (b) within thirty (30) days of the Effective Date: (i) an endorsement to Borrower’s general liability insurance policy that names Agent as an additional insured; (ii) an endorsement to Borrower’s property insurance policy that names Agent as lender loss payee; and (iii) endorsements to the general liability and property insurance policies of Borrower stating that the insurer will give Agent at least thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without the prior written consent of the Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, obsolete or surplus Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and (f) consisting of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United State.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) fail to provide notice to Agent and Lenders of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after such Key Person’s departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless each such new office or business location contains less than One Hundred Thousand Dollars ($100,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) of Borrower’s assets or property, then Borrower will first receive the written consent of Agent, and the landlord of any such new offices or business locations, including warehouses, shall execute and deliver a landlord consent in form and substance satisfactory to Agent.. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Agent, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Agent.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division). A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends solely in common stock, (iii) make payments to BridgeBio in the ordinary course of business pursuant to the Intercompany Services Agreements so long as an Event of Default does not exist at the time of any such payment and would not exist after giving effect to any such payment, provided that the aggregate amount of all such payments does not exceed Five Million Dollars ($5,000,000.00) per fiscal year, and (iv) repurchase stock of former employees or consultants of Borrower pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed Five Hundred Thousand Dollars ($500,000.00); or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) payments in accordance with the Intercompany Services Agreements and (c) equity financings of Borrower that do not result in a Change in Control.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Agent and the Lenders.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8 or 6.11 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000.00); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business;

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent or any Lender or to induce Agent or any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Agent’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;

8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

8.12 Deregistration. Borrower’s equity securities fail to remain registered with the SEC and listed for trading on the NASDAQ Stock Market.

9 LENDERS’ RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent, as directed by each Lender in accordance with the Lender Intercreditor Agreement or, if such rights and remedies are not addressed in the Lender Intercreditor Agreement, as directed by a majority of the Lenders, may, without notice or demand, do any or all of the following to the extent not prohibited by applicable law:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent or any Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement among Borrower, Agent, and/or any Lenders;

(c) demand that Borrower (i) deposit cash with SVB in an amount equal to at least (A) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts;

(e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent and/or the Lenders consider advisable, and notify any Person owing Borrower money of Agent’s security interest in such funds. Borrower shall collect all payments in trust for Agent, for the ratable benefit of the Lenders and, if requested by Agent, immediately deliver the payments to Agent, for the ratable benefit of the Lenders in the form received from the Account Debtor, with proper endorsements for deposit;

(f) make any payments and do any acts Agent or any Lender considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates at a location reasonably convenient to Agent and Borrower. Agent may peaceably enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge by Borrower, to exercise any of Agent’s rights or remedies;

(g) apply to the Obligations then due (i) any balances and deposits of Borrower it holds, or (ii) any amount held by Agent owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent, for the benefit of the Lenders is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent, for the ratable benefit of the Lenders;

(i) place a “hold” on any account maintained with Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Agent and the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Agent, for the benefit of the Lenders as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits. Borrower hereby appoints Agent, for the benefit of the Lenders as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and the Lenders are under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and the Lenders’ obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s and/or Lender’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Agent shall have the right to apply in any order any funds in its possession, whether from Borrower’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Agent shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Agent and the Lenders for any deficiency. If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.5 Liability for Collateral. So long as Agent and Lenders comply with applicable law and reasonable banking practices regarding the safekeeping of the Collateral in their possession or under the control of Agent and/or Lenders, Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Agent’s and any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s and each Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent and each Lender have all rights and remedies provided under the Code, by law, or in equity. Agent’s or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or any other Loan Document or other remedy available at law or in equity, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Agent or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Eidos Therapeutics, Inc.
101 Montgomery Street
Suite 2550
San Francisco, California 94104
Attn: Christine Siu
Phone: 415-887-1471
Email: csiu@eidostx.com

with a copy to:	Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attn: Mark D. Smith
Fax: (617) 801-8835
Email: marksmith@goodwinlaw.com

If to Agent or SVB:	Silicon Valley Bank
505 Howard Street
Floor 3
San Francisco, California 94105
Attn: Mr. Peter Sletteland
Email: PSletteland@svb.com

with a copy to:	Morrison & Foerster LLP
200 Clarendon Street, 20th Floor
Boston, Massachusetts 02116
Attn: David A. Ephraim, Esquire
Email: DEphraim@mofo.com

If to Hercules:	Hercules Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, California 94301
Attn: Chief Legal Officer and Himani Bhalla
Email: legal@herculestech.com and HBhalla@htgc.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Agent, and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12 GENERAL PROVISIONS

12.1 Termination Prior to Term Loan Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Agent. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. No termination of this Agreement or any Bank Services Agreement shall in any way affect or impair any right or remedy of Agent or any Lender, nor shall any such termination relieve Borrower of any Obligation to any Lender, until all of the Obligations have been paid and performed in full. Those Obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination and payment in full of the Obligations then outstanding.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Agent and Lenders’ prior written consent (which may be granted or withheld in Agent’s and Lenders’ discretion). Agent and each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, neither Lender nor Agent shall assign its interest in the Loan Documents to any Person who in the reasonable estimation of Agent and Lenders is (a) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, or (b) a vulture fund or distressed debt fund.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Agent, each Lender and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or any Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lenders’ Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Agent, Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Agent provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by the Lenders, Agent and Borrower.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, or release, or subordinate Lenders’ security interest in, or consent to the transfer of, any Collateral shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by (a) Agent, with the consent of the Lenders in accordance with the Lender Intercreditor Agreement or, if such item is not addressed in the Lender Intercreditor Agreement, as consented to by a majority of the Lenders, and (b) Borrower. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents. In the event any provision of any other Loan Document is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall exclusively control.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Confidentiality Agent and the Lenders agree to maintain the confidentiality of Information (as defined below) and shall exercise the same degree of care with respect to the Information that they exercise for their own respective proprietary information, except that Information may be disclosed (a) to Agent and/or any Lender’s subsidiaries or Affiliates, and their respective employees, directors, officers, investors, potential investors, partners, lenders, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Agent and the Lenders, collectively, “Lender Entities”); (b) to prospective transferees, assignees, credit providers or purchasers of any of the Lenders’ or Agent’s interests under or in connection with this Agreement and their Representatives (provided, however, Agent and the Lenders shall use their best efforts to obtain any such prospective transferee’s, assignee’s, credit provider’s, purchaser’s or their Representatives’ agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s or any Lender’s regulators or as otherwise required in connection with Agent’s or any Lender’s examination or audit; (e) as Agent or any Lender considers appropriate in exercising remedies under the Loan Documents; (f) to third-party service providers of Agent and/or any Lender so long as such service providers have executed a confidentiality agreement with Agent or the Lenders, as applicable, with terms no less restrictive than those contained herein; and (g) to the extent consisting of general portfolio information that does not identify Borrower. The term “Information” means all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent and/or the Lenders; or (ii) disclosed to Agent and/or a Lender by a third party, if Agent or such Lender, as applicable, does not know that the third party is prohibited from disclosing the information.

Lender Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Agent or any Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable documented attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Right of Setoff. Borrower hereby grants to Agent, for the ratable benefit of the Lenders a Lien and a right of setoff as security for all Obligations to Agent and the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including a subsidiary of Agent) in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or any Lender may setoff the same or any part thereof and apply the same to any Obligation of Borrower then due and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.12 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17 Patriot Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of each Borrower and each of its Subsidiaries and other information that will allow Lender, as applicable, to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.

13 DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is November 1, 2021, provided, however, that if the Milestone Event occurs and any Term Loan C Advance is made to Borrower by the Lenders, such date shall be May 2, 2022.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Average Market Capitalization” means, as determined on the last day of each calendar month, an amount equal to (a) the average of the daily volume weighted average price of Borrower’s Common Stock as reported for each trading day in the month ending on such date of determination (it being understood that a “trading day” shall mean a day on which shares of Borrower’s Common Stock trade on the NASDAQ in an ordinary trading session) multiplied by (b) the total number of issued and outstanding shares of Borrower’s Common Stock that are issued and outstanding on the date of the determination and listed on the NASDAQ (or, if the primary listing of such Common Stock is on another exchange, on such other exchange). Such determination shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by SVB or any SVB Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Board” means Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and the Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent and the Lenders a further certificate canceling or amending such prior certificate.

“BridgeBio” is BridgeBio Pharma LLC, a Delaware limited liability company.

“BridgeBio Control Transaction” is defined in Section 7.2.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Agent is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) SVB’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five per cent. (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty percent (40.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to the Agent and the Lenders the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Agent and the Lenders a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment” and “Commitments” means the Term Loan Commitment(s).

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Company Sale” means any of the following (a) a sale or other disposition by Borrower of all or substantially all of its assets; (b) a merger or consolidation of Borrower into or with another person or entity, where the holders of Borrower’s outstanding voting equity securities as of immediately prior to such merger or consolidation hold less than a majority of the issued and outstanding voting equity securities of the successor or surviving person or entity as of immediately following the consummation of such merger or consolidation; or (c) any sale, in a single transaction or series of related transactions, by the holders of Borrower’s outstanding voting equity securities, to one or more buyers, of such interests or securities, where such holders do not, as of immediately following the consummation of such transaction(s), continue to hold at least a majority of Borrower’s issued and outstanding voting equity securities.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan Advance, or any other extension of credit by any Lender for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account number ending 938 (last three digits) maintained by Borrower with SVB.

“Disbursement Letter” is that certain form attached hereto as Exhibit D.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“Final Payment” is a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) equal to the original aggregate principal amount of each Term Loan Advance extended by the Lenders to Borrower hereunder multiplied by five and ninety five-hundredths percent (5.95%) due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the repayment of the Term Loan Advances, (c) as required pursuant to Section 2.2(d) or 2.2(e), or (d) the termination of this Agreement.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and SVB under which Borrower commits to purchase from or sell to SVB a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Deposit” is defined in Section 2.4(e).

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Agent or any Lender.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hercules” is defined in the preamble hereof.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Information” is defined in Section 12.9.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercompany Services Agreements” are, collectively, the Intercompany Services Agreement, made as of March 1, 2016, by and between BridgeBio and Borrower and the Intercompany Services Agreement, dated and effective as of May 1, 2017, BridgeBio Services Inc. and Borrower, each as amended as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is each of Borrower’s Chief Executive Officer and Chief Financial Officer.

“Lender” and “Lenders” is defined in the preamble.

“Lender Entities” is defined in Section 12.9.

“Lender Intercreditor Agreement” is that certain Intercreditor Agreement dated as of the Effective Date by and between Hercules and SVB, as may be amended from time to time in accordance with the provisions thereof.

“Lenders’ Expenses” are all of Agent’s and the Lenders’ audit fees and expenses, costs, and expenses (including reasonable documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Letter of Credit” is a standby or commercial letter of credit issued by SVB upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, the Lender Intercreditor Agreement, each Disbursement Letter, any Bank Services Agreement, any Control Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement by Borrower and/or Guarantor with or for the benefit of Agent and the Lenders in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Agent’s, for the ratable benefit of the Lenders, Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Milestone Event” means [***].

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lenders’ Expenses, the Final Payment, the Prepayment Fee, the Success Fee and other amounts Borrower owes Agent or any Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services, if any, and including any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent and/or the Lenders, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit C.

“Payment Date” is the first (1st) Business Day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Agent and the Lenders under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate (but specifically excluding any future Investments in any Subsidiaries unless otherwise permitted hereunder);

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.6 of this Agreement) in which Agent, for the ratable benefit of Lenders, has a first priority perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a) Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (e), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;

(h) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Agent, for the ratable benefit of the Lenders, has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts (ii) such accounts are permitted to be maintained pursuant to Section 6.6 of this Agreement.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” shall be an additional fee, payable to the Lenders, with respect to the Term Loan Advances, upon the prepayment of the Term Loan Advances, in an amount equal to (a) two and one-half of one percent (2.50%) of the principal amount of the Term Loan Advances outstanding immediately prior to such prepayment if the prepayment is made on or prior to the first (1st) anniversary of the Effective Date, (b) one percent (1.0%) of the principal amount of the Term Loan Advances outstanding immediately prior to such prepayment if the prepayment is made after the first (1st) anniversary of the Effective Date but on or prior to the second (2nd) anniversary of the Effective Date or (c) three-quarters of percent (0.75%) of the principal amount of the Term Loan Advances outstanding immediately prior to such prepayment if the prepayment is made after the second (2nd) anniversary of the Effective Date. Notwithstanding the foregoing, the Lenders agree to waive the Prepayment Fee if the Term Loan Advances are prepaid in full in accordance with Section 2.2(d) in connection and simultaneously with the refinancing of the Term Loan Advances by the Lenders in their sole and absolute discretion.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loan Advances held by such Lender by the aggregate outstanding principal amount of all Term Loan Advances.

“Quarterly Financial Statements” is defined in Section 6.2(a).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Representatives” is defined in Section 12.9.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, and Controller of Borrower.

“Restricted License” is any material license or other similar agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Stanford License Agreement” is the License Agreement, effective as of April 10, 2016, between The Board of Trustees of the Leland Stanford Junior University and Borrower, as amended as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Agent and the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Lenders entered into between Agent, the Lenders and the other creditor), on terms acceptable to Agent and the Lenders.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Success Fee” is defined in Section 2.4(d).

“Success Fee Amount” is (a) in the event that the Success Fee is paid prior to the second (2nd) anniversary of the Effective Date, One Million Dollars ($1,000,000.00) and (b) in the event that the Success Fee is paid on or after the second (2nd) anniversary of the Effective Date, Two Million Dollars ($2,000,000.00).

“SVB” is defined in the preamble hereof.

“Term Loan A Advance” is defined in Section 2.2(a).

“Term Loan Advance” and “Term Loan Advances” are each defined in Section 2.2(a).

“Term Loan B Advance” and “Term Loan B Advances” are each defined in Section 2.2(a).

“Term Loan B Draw Period” is the period of time commencing on the Effective Date and continuing through the earlier to occur of (a) October 31, 2020, and (b) the occurrence of an Event of Default.

“Term Loan C Advance” and “Term Loan C Advances” are each defined in Section 2.2(a).

“Term Loan C Draw Period” is the period of time commencing upon the occurrence of the Milestone Event and continuing through the earlier to occur of (a) September 30, 2021, and (b) the occurrence of an Event of Default.

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan Advance as and when available, up to the principal amount shown on Schedule 1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time. The initial Term Loan Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.

“Term Loan Maturity Date” is October 2, 2023.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER: EIDOS THERAPEUTICS, INC.

By	/s/ Neil Kumar
Name: Neil Kumar
Title: Chief Executive Officer

AGENT: SILICON VALLEY BANK, as Agent

By	/s/ Peter Sletteland
Name: Peter Sletteland
Title: Vice President

LENDERS: SILICON VALLEY BANK

By	/s/ Peter Sletteland
Name: Peter Sletteland
Title: Vice President

HERCULES CAPITAL, INC.

By	/s/ Zhuo Huang
Name: Zhuo Huang
Title: Associate General Counsel

[Signature Page to Loan and Security Agreement]

SCHEDULE 1

LENDERS AND COMMITMENTS

[***]

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) rights held by Borrower as licensee under the Stanford License Agreement that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law) or (b) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Agent’s, for the ratable benefit of the Lenders, security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Agent and the Lenders, Borrower has agreed not to encumber any of its Intellectual Property without Agent’s and the Lenders’ prior written consent.

EXHIBIT B

COMPLIANCE CERTIFICATE

[***]

EXHIBIT C

LOAN PAYMENT/ADVANCE REQUEST FORM

[***]

EXHIBIT D

FORM OF DISBURSEMENT LETTER

[***]